Exhibit 10.2
NOTICE OF RESTRICTED STOCK UNIT AWARD
SONOS, INC.
2018 EQUITY INCENTIVE PLAN
Unless otherwise defined herein, the terms defined in the Sonos, Inc. (the “Company”), 2018 Equity Incentive Plan (as amended from time to time, the “Plan”) shall have the same meanings in this Notice of Restricted Stock Unit Award (the “Notice”) and the attached Award Agreement, including the International Supplement attached thereto (the “Supplement”) (which is generally applicable to you if you live or work outside the United States) and any special terms and conditions for your country set forth therein (collectively, the “RSU Agreement”). You (“you”) have been granted an award of Restricted Stock Units (“RSUs”) under the Plan subject to the terms and conditions of the Plan, this Notice and the attached RSU Agreement. Each RSU represents the conditional right to receive, without payment but subject to the terms, conditions and limitations set forth in this Notice, the RSU Agreement and in the Plan, one Share, subject to adjustment pursuant to Section 2.6 of the Plan in respect of transactions or events occurring after the Date of Grant.
Name:                    Saori Casey
Grant ID:                Client Grant ID
Number of RSUs:            [Number of Awards Granted]
Date of Grant:            [Grant Date]
Vesting Schedule:    See Appendix A
Vesting Acceleration:    Notwithstanding the foregoing and anything contrary in the RSU Agreement or the Plan, if your Service is terminated by the Company or a successor corporation as a result of an Involuntary Termination (as defined below) within the period of time commencing two (2) months prior to a Corporate Transaction and ending twelve (12) months following a Corporate Transaction, to the extent that the RSUs are then outstanding, you shall also fully vest in the Accelerated RSUs (as defined below).
Notwithstanding anything contrary in the RSU Agreement or the Plan, if you are subject to an Involuntary Termination prior to a Corporate Transaction, your then-unvested RSUs shall remain outstanding for two (2) months, but shall not continue to vest following such Involuntary Termination, other than pursuant to the vesting
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acceleration described immediately above upon a Corporate Transaction that occurs within such period.
“Involuntary Termination” means, without your express written consent, any of the following: (i) your resignation following (A) a significant reduction of your duties, position or responsibilities relative to your duties, position or responsibilities in effect immediately prior to such reduction, which shall include no longer being the Chief Financial Officer of a public company; (B) a material reduction by the Company of your base salary, as in effect immediately prior to such reduction; and/or (C) your relocation by the Company to a facility or a location more than fifty (50) miles from your current location; or (ii) any termination of your Service by the Company other than for Cause (as defined below); in either of the foregoing cases, to the extent required by Section 409A, provided that such resignation or termination constitutes a “separation from service” within the meaning of Section 409A.
“Cause” means any of the following: (i) any act of personal dishonesty, taken by you in connection with your responsibilities as a service provider of the Company, which is intended to result in your personal enrichment, (ii) your conviction of, or plea of nolo contendere to, a felony, (iii) any act by you that constitutes material misconduct and is injurious to the Company, or (iv) continued violations by you of your obligations to the Company.
“Accelerated RSUs” means 100% of the then-unvested RSUs.
This Grant Notice may be executed and delivered electronically, whether via the Company’s intranet or the Internet site of a third party or via email or any other means of electronic delivery specified by the Company. You acknowledge that the vesting of the RSUs pursuant to this Notice is earned only by continuing Service, but you understand that your employment or consulting relationship with the Company or a Parent, Subsidiary or Affiliate is for an unspecified duration, can be terminated at any time, and that nothing in this Notice of Grant, the RSU Agreement or the Plan changes the nature of that relationship. By accepting this award, you and the Company agree that this award is granted under and governed by the terms and conditions of the Plan, this Notice and the RSU Agreement. By accepting this award of RSUs, you consent to the electronic delivery and acceptance as further set forth in the RSU Agreement.

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RESTRICTED STOCK UNIT AWARD AGREEMENT
SONOS, INC.
2018 EQUITY INCENTIVE PLAN
You have been granted Restricted Stock Units (“RSUs”) by Sonos, Inc. (the “Company”), subject to the terms, restrictions and conditions of the Sonos, Inc. 2018 Equity Incentive Plan (the “Plan”), the attached Notice of Restricted Stock Unit Award (the “Notice”) and this Restricted Stock Unit Award Agreement, including the International Supplement attached hereto (the “Supplement”) (which is generally applicable to you if you live or work outside the United States) and any special terms and conditions for your country set forth therein (collectively, this “RSU Agreement”).
1.Nature of Grant. In accepting this award of RSUs, you acknowledge, understand and agree that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;
(b)the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future awards of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;
(c)all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;
(d)you are voluntarily participating in the Plan;
(e)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not intended to replace any pension rights or compensation;
(f)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;
(g)unless otherwise agreed with the Company, the RSUs and any Shares acquired under the Plan, and the income and value of same, are not granted as consideration for, or in connection with, any service you may provide as a director of the Company or of a Parent or Subsidiary of the Company;
(h)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(i)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your Service (for any reason whatsoever whether or
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not later found to be invalid or in breach of labor laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), and in consideration of the grant of the RSUs to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer (as defined below), or any other Parent or Subsidiary of the Company, waive your ability, if any, to bring any such claim, and release the Company, the Employer and its Parent or Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claim; and
(j)the following provisions apply only if you are providing Service outside the United States:
(i)the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation or salary for any purpose; and
(ii)neither the Company, the Employer nor any Parent or Subsidiary of the Company shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the RSUs or the subsequent sale of any Shares acquired upon settlement.
2.Settlement. Settlement of RSUs shall be made, in any case, on or before March 15 of the calendar year following the calendar year of the applicable date of vesting under the vesting schedule set forth in the Notice. Settlement of RSUs shall be in Shares. Settlement means the delivery to you of the Shares vested under the RSUs. Fractional Shares will not be issued.
3.No Stockholder Rights. Unless and until such time as Shares are issued in settlement of vested RSUs, you shall have no ownership of the Shares allocated to the RSUs and shall have no right to dividends or to vote such Shares.
4.Dividend Equivalents. Dividend equivalents, if any, shall not be credited to you, except as otherwise permitted by the Committee.
5.No Transfer. RSUs may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of in any manner, other than by will or by the laws of descent or distribution, by court order, or as otherwise permitted by the Committee on a case-by-case basis.
6.Termination. Except as otherwise expressly provided in the Notice, if your Service terminates for any reason, all unvested RSUs shall be forfeited to the Company forthwith, and all rights you have to such RSUs shall immediately terminate, without payment of any consideration to you. For purposes of this award of RSUs, your Service will be considered terminated as of the date you are no longer providing Service (regardless of the reason for such termination and whether or not later found to be invalid or in breach of labor laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any) and will not be extended by any notice period mandated under local employment laws (e.g., Service would not

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include a period of “garden leave” or similar period). In case of any dispute as to whether your termination of Service has occurred, the Committee shall have sole discretion to determine whether such termination has occurred (including whether you may still be considered to be providing Services while on a leave of absence) and the effective date of such termination.
7.Tax Consequences. You acknowledge that there will be certain consequences with regard to income tax, national or social insurance contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items (“Tax-Related Items”) upon vesting and/or settlement of the RSUs or disposition of the Shares, if any, received in connection therewith, and you should consult a tax adviser regarding such tax obligations in the jurisdiction where you are subject to tax.
8.Responsibility for Taxes. Regardless of any action the Company or, if different, your actual employer (the “Employer”) takes with respect to any or all Tax-Related Items withholding or required deductions, you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the award, including the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement, and the receipt of any dividends; and (ii) do not commit to structure the terms of the award or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. You acknowledge that if you are subject to Tax-Related Items in more than one jurisdiction, the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
You acknowledge that the Company’s obligation to issue or deliver Shares shall be subject to your satisfaction of all Company and/or Employer withholding obligations for Tax-Related Items that arise as a result of this Award and the vesting and/or settlement of the RSUs that are subject to this Award. In this regard, you authorize the Company and/or the Employer, and their respective agents, to withhold Shares that otherwise would be issued to you upon settlement of the RSUs to satisfy the Company and/or the Employer’s tax withholding obligations. You acknowledge that you will not receive a refund in cash or Shares from the Company and/or the Employer with respect to any withheld Shares, the value of which exceeds the Company and/or the Employer’s withholding obligations for Tax-Related Items, and that the Company and/or the Employer will include such excess amount in the taxes that the Company will pay to the applicable tax authorities on your behalf. You must pay to the Company and/or the Employer any amount of the Tax-Related Items that the Company and/or the Employer may be required to withhold that cannot be satisfied through share withholding. For tax purposes, you will be deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back for the purpose of paying the Tax-Related Items. You acknowledge that the Company has no obligation to deliver Shares to you until you have satisfied the obligations in connection with the Tax-Related Items as described in this Section 8.

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9.Acknowledgement. The Company and you agree that the RSUs are granted under and governed by the Notice, this RSU Agreement and the provisions of the Plan. You: (i) acknowledge receipt of a copy of the Plan and the Plan’s prospectus,; (ii) represent that you have carefully read and are familiar with the provisions in the grant documents; and (iii) hereby accept the RSUs subject to all of the terms and conditions set forth in the Plan, the Notice and this RSU Agreement. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan, the Notice and this RSU Agreement.
10.Entire Agreement; Enforcement of Rights. This RSU Agreement, the Plan and the Notice constitute the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior discussions between them. Any prior agreements, commitments or negotiations concerning the purchase of the Shares hereunder are superseded. No modification of or amendment to this RSU Agreement, nor any waiver of any rights under this RSU Agreement, shall be effective unless in writing and signed by the parties to this RSU Agreement. The failure by either party to enforce any rights under this RSU Agreement shall not be construed as a waiver of any rights of such party.
11.Compliance with Laws and Regulations. The issuance of Shares will be subject to and conditioned upon compliance by the Company and you with all applicable state, federal and foreign laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer, which compliance the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the Common Stock with any state, federal or foreign securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of the Shares. Further, you agree that the Company shall have unilateral authority to amend the Plan and this RSU Agreement without your consent to the extent necessary to comply with securities or other laws applicable to issuance of Shares. Finally, the Shares issued pursuant to this RSU Agreement shall be endorsed with appropriate legends, if any, determined by the Company.
12.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
13.Governing Law; Venue. This RSU Agreement, the Notice and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from the Plan, the Notice and this RSU Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California in Santa Barbara County,

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California, or the federal courts of the United States for the Southern District of California and no other courts.
14.Severability. If one or more provisions of this RSU Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this RSU Agreement; (ii) the balance of this RSU Agreement shall be interpreted as if such provision were so excluded; and (iii) the balance of this RSU Agreement shall be enforceable in accordance with its terms.
15.No Rights as Employee, Director or Consultant. Nothing in this RSU Agreement shall affect in any manner whatsoever the right or power of the Company, or a Parent or Subsidiary of the Company, to terminate your Service, for any reason, with or without Cause.
16.Consent to Electronic Delivery and Acceptance of All Plan Documents and Disclosures. By your acceptance of this award of RSUs, you consent to the electronic delivery of the Notice, this RSU Agreement, the Plan, account statements, Plan prospectuses required by the United States Securities and Exchange Commission, United States financial reports of the Company, and all other documents that the Company is required to deliver to its stockholders (including, without limitation, annual reports and proxy statements) or other communications or information related to the RSUs. Electronic delivery may include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via email or such other delivery determined at the Company’s discretion. You acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost if you contact the Company by telephone, through a postal service or email at sonos-stockadmin@sonos.com. You further acknowledge that you will be provided with a paper copy of any documents delivered electronically if electronic delivery fails; similarly, you understand that you must provide on request to the Company or any designated third party a paper copy of any documents delivered electronically if electronic delivery fails. You agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. Also, you understand that your consent may be revoked or changed, including any change in the email address to which documents are delivered (if you have provided an email address), at any time by notifying the Company of such revised or revoked consent by telephone, postal service or email at sonos-stockadmin@sonos.com. Finally, you understand that you are not required to consent to electronic delivery.
17.Insider Trading Restrictions/Market Abuse Laws. You acknowledge that, depending on your country, you may be subject to insider trading restrictions and/or market abuse laws, which may affect your ability to acquire or sell the Shares or rights to Shares under the Plan during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in your country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that it is your responsibility to comply with any applicable restrictions, and you are advised to speak to your personal advisor on this matter.

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18.Language. If you have received this RSU Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
19.International Supplement. Notwithstanding any provisions in this RSU Agreement, this award of RSUs shall be subject to the Supplement if you live or work outside the United States, including any special terms and conditions set forth therein for your country. Moreover, if you relocate to a country other than the United States, then the Supplement, including the special terms and conditions for such country will, apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Supplement constitutes part of this RSU Agreement.
20.Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.Waiver. You acknowledge that a waiver by the Company of breach of any provision of this RSU Agreement shall not operate or be construed as a waiver of any other provision of this RSU Agreement, or of any subsequent breach by you or any other Participant.
22.Code Section 409A. For purposes of this RSU Agreement, a termination of employment will be determined consistent with the rules relating to a “separation from service” as defined in Section 409A of the Code and the regulations thereunder (“Section 409A”). Notwithstanding anything else provided herein, to the extent any payments provided under this RSU Agreement in connection with your termination of employment constitute deferred compensation subject to Section 409A, and you are deemed at the time of such termination of employment to be a “specified employee” under Section 409A, then such payment shall not be made or commence until the earlier of (i) the expiration of the six- (6) month period measured from your separation from service from the Company and (ii) the date of your death following such a separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you including, without limitation, the additional tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such a deferral. To the extent any payment under this RSU Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Section 22 are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
23.Award Subject to Company Clawback or Recoupment. To the extent permitted by applicable law, the RSUs shall be subject to clawback or recoupment pursuant to any clawback or recoupment policy adopted by the Board or required by law during the term of your employment or other Service that is applicable to you. In addition to any other remedies available under such policy, applicable law may require the cancellation of the RSUs (whether vested or unvested) and the recoupment of any gains realized with respect to the RSUs.

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* * * *
BY ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.
[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

SONOS, INC.

By:
Name: Patrick Spence
Title: Chief Executive Officer

Accepted and agreed:

PARTICIPANT NAME:     Saori Casey
ELECTRONIC SIGNATURE:
ACCEPTANCE DATE: [Acceptance Date]

[Signature Page to RSU Award Agreement]

INTERNATIONAL SUPPLEMENT
SONOS, INC.
2018 EQUITY INCENTIVE PLAN

(attached)

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Appendix A
Vesting Schedule

[Vesting Schedule (Dates & Quantities)]

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